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                                                                     EXHIBIT 2.2

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT


         FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") dated as of March 3, 2003 between PREIT ASSOCIATES, L.P. et al, (collectively, "Sellers") and MPM ACQUISITION CORP. ("Purchaser").

                                   Background.

         Sellers and Purchaser have executed a Purchase and Sale Agreement dated as of March 3, 2003 (the "Original Purchase Agreement") with respect to the purchase and sale of Sellers' multifamily apartment portfolio. Purchaser has requested Sellers to modify the Original Purchase Agreement to allow it additional time to obtain debt and equity commitments to permit it to consummate the transactions contemplated by the Original Purchase Agreement and Sellers have agreed to do so upon the terms and conditions set forth herein.

         It is intended by Sellers and Purchaser that this Amendment be executed and delivered simultaneously with the delivery of the Original Purchase Agreement and the Original Purchase Agreement, as amended by this Amendment, be treated as a single document. The term "Agreement" as used herein and in the Original Purchase Agreement shall mean the Original Purchase Agreement as amended by this Amendment. Other terms which are capitalized herein, but not defined, shall have their respective meetings set forth in the Original Purchase Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Initial Deposit. Section (2)(a) of the Original Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:


         "(a) Ten Million Dollars ($10,000,000) (the "Initial Deposit") simultaneously with the execution and delivery of this Agreement, and as a condition precedent to the effectiveness of this Agreement, by a bank wire transfer of immediately available funds to an account designated by the Title Company. The Initial Deposit shall be held and disbursed by the Title Company in accordance with the terms of this Agreement, and shall be non-refundable except as expressly provided in this Agreement."

2. Additional Deposit; Application of Deposit. Section (2)(b) of the Original Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:



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         "(b) Purchaser shall deposit with the Title Company, by a bank wire transfer of immediately available funds, the additional sum of Five Million Dollars ($5,000,000) (the "Additional Deposit") by 12:00 noon E.S.T. on Friday, April 4, 2003 unless the Agreement is terminated pursuant to Section 8(a)(i) of the Original Purchase Agreement or
         Section 4 of the First Amendment hereto of even date (the "Amendment"). The Additional Deposit shall be deposited in the account containing the Initial Deposit. The Initial Deposit and the Additional Deposit and all interest earned thereon shall hereinafter collectively be referred to as the "Deposit." The Deposit shall be non-refundable except as expressly provided in this Agreement and shall be held and delivered by the Title Company in accordance with the provisions of Section 18. Except as expressly otherwise set forth in this Agreement, the Deposit shall be applied against the Purchase Prices on the Closing Date. It is understood that if Purchaser is permitted to terminate this Agreement with respect to all of the Properties and JV Interests, the Deposit shall be returned to Purchaser except to the extent provided in Section 4 of the Amendment."

3. Application to GMAC. Promptly upon execution of this Amendment, Purchaser shall apply to GMAC Commercial Mortgage Corporation and GMAC Institutional Advisors (collectively, "GMAC") for commitments for debt and equity financing which would allow Purchaser to consummate the purchase of the Properties and JV Interests for the Purchase Prices specified in the Agreement, pursue in good faith the obtaining of such commitments and, if such commitments sustain Purchase Prices of $420 million for all of the Properties and JV Interests and are in substantial accordance with Purchaser's applications, to accept such commitments. Purchaser shall not have any obligation to accept a commitment which is not substantially in accordance with Purchaser's application. Purchaser shall provide Sellers copies of such applications to GMAC on a confidential basis, shall keep Sellers fully informed as to the progress of obtaining such commitments including, without limitation, reporting to Sellers as to material developments in Purchaser's negotiations with GMAC and delivering copies to Sellers of commitment letters issued by GMAC. Sellers shall keep all such information confidential.

4. Purchaser's Termination Right. If Purchaser does not obtain and accept commitments from GMAC as provided in Section 3 above on or before 12:00 noon. E.S.T. on Friday, April 4, 2003, Purchaser shall have the right to terminate the Agreement by giving written notice thereof to Sellers, which notice shall be given in a manner such that it shall be received by Sellers at or before 12:00 noon E.S.T. on Friday, April 4, 2003. In the event Purchaser terminates the Agreement as provided in this Section 4, $3,000,000 of the Deposit shall be paid to Sellers as liquidated and agreed upon damages for such termination, it being agreed that Sellers' damages are impractical or extremely difficult to ascertain and such sum represents a reasonable estimate of the damages Sellers will incur for having removed the Properties and JV Interests from the market for such period, the remainder of the Deposit shall be returned to Purchaser, and thereafter neither Sellers nor Purchaser shall have any further rights, liabilities or obligations hereunder except for the Surviving Obligations.

5. Sellers' Termination Right. If the condition set forth in Section 8(a)(i) of the Agreement has been satisfied, Sellers shall nonetheless have the right to give Purchaser written notice of Sellers' willful default under this Agreement by giving written notice thereof to Purchaser by 1:00 p.m. on Friday, April 4, 2003, which notice shall be given in a manner such that it shall be received by Purchaser at or before 1:00 p.m. E.S.T. on Friday, April 4, 2003, in which case the Deposit shall be returned to Purchaser, Sellers shall pay a termination fee to Purchaser in the amount of $3,000,000 (instead of $15,000,000 as specified in Section 15(b) of the Agreement) as liquidated and agreed upon damages for such willful default, it being agreed that Purchaser's damages are impractical or extremely difficult to ascertain and such sum represents a reasonable estimate of the damages Purchaser will incur on account of Sellers' willful default, and thereafter neither Sellers nor Purchaser shall have any further rights, liabilities or obligations hereunder except for the Surviving Obligations.

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6. Application of Deposit. Notwithstanding anything in the Agreement to the contrary, if the Agreement is further amended after the date hereof (other than as a result of an amendment to Exhibit "A" to delete reference to a Property or a JV Interest or as provided in Section 6(a)(iii) of the Original Purchase Agreement) and the Purchase Prices are reduced thereby, the amount of the Deposit credited at Closing on account of the Purchase Prices shall be reduced by an amount equal to the reduction in such Purchase Prices, up to the entire Deposit, such reduction in credit to be in consideration of such subsequent amendment and reduction in Purchase Prices, and the remaining Deposit shall be paid to Sellers. As an example, if all of the Properties and JV interests are included in the purchase and sale at Closing and the Agreement is further amended (except as provided in the above parenthetical) to reduce the Purchase Prices to $410,000,000, only $5,000,000 of the Deposit would be credited against the Purchase Prices and the remaining Deposit would be paid to Sellers in consideration of such subsequent amendment and reduction in Purchase Prices.

7. Filing of Agreement. The parties acknowledge that the Agreement will be filed with the Securities and Exchange Commission. Sellers agree that they will not actively solicit any other offers for Sellers' multi-family apartment portfolios so long as this Agreement is in full force and effect. Purchaser hereby waives any right it may have to file a lis pendens with respect to any Property.

8. Escrow Provisions. Section 18(d)(ii) of the Original Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

         "(d)(ii) to PREIT, after receipt of PREIT's demand in which PREIT certifies either that (A) Purchaser has materially defaulted under this Agreement, or (B) this Agreement has been otherwise terminated or cancelled, and Sellers are thereby entitled to receive the Deposit; but, except as set forth below with respect to the Additional Deposit, Title Company shall not honor PREIT's demand until more than ten (10) days after Title Company has given a copy of such demand to Purchaser in accordance with Section 18(e)(i), nor thereafter if Title Company receives a Notice of Objection from Purchaser within such ten (10) day period; provided, however, Purchaser shall not have the right to give a Notice of Objection (i) with respect to the forfeiture of the $3,000,000 if Purchaser terminates this Agreement pursuant to Section 4 of the Amendment, or (ii) if Purchaser does not terminate this Agreement pursuant to Section 4 of the Amendment, Sellers do not terminate this Agreement pursuant to Section 5 of the Amendment or
         Section 8(a)(i) of this Agreement, and Purchaser does not make the Additional Deposit as provided in Section 2(b). The Title Company shall honor PREIT's demand immediately in such event;"

9. Purchase Agreement Ratified. Except as amended or modified hereby, or inconsistent with the provisions hereof, the Agreement is hereby ratified and confirmed by Sellers and Purchaser. If any provision in the Original Purchase Agreement conflicts or is inconsistent with a provision in this Amendment, the provision in this Amendment shall prevail.

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         IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the day and year set forth above.



                       PURCHASER:

                       MPM ACQUISITION CORP.


                       By:  /ss/ Mitchell Morgan
                            --------------------
                       Name:  Mitchell Morgan
                       Title: President



                       SELLERS:

                       PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                       PREIT ASSOCIATES, L.P.
                       GP STONES LIMITED PARTNERSHIP
                       EAGLES NEST ASSOCIATES
                       NEW REGENCY HILLTOP ASSOCIATES, L.P.
                       FOX RUN DEL ASSOCIATES
                       REGENCY ASSOCIATES
                       PR SHENANDOAH LIMITED PARTNERSHIP
                       THE WOODS ASSOCIATES
                       PR COUNTRYWOOD LLC
                       PR WILL-O-HILL, L.P.
                       PR FOX RUN LIMITED PARTNERSHIP

                       By:  /ss/ Jonathan B. Weller
                            -----------------------
                                Jonathan B. Weller
                                Authorized Signatory for All Entities

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